Exhibit 10.9

WhiteSmoke, Inc.
Write Technologies - Research & Development Ltd.

THE 2003 STOCK OPTION PLAN

1.	NAME

This plan, as amended from time to time, shall be known as the White Smoke, Inc. 2003 Stock Option Plan (“Plan”).

2.	PURPOSES OF THE PLAN

2.1
The purpose of the Plan is to afford an incentive to employees of White Smoke, Inc. (“Company”) and/or of Write Technologies - Research & Development Ltd. (“Subsidiary”) and/or of any other subsidiary or parent company of the Company, which now exists or hereafter is organized or acquired by the Company, to continue as employees and directors and consultants, to increase their efforts on behalf of the Company and to promote the success of the Company’s business.

2.2
It is further intended that the options granted hereunder to employees as defined in section 102, shall be Stock Options (“Options”) as defined under the recently amended provisions of Section 102 of the Israeli Income Tax Ordinance [New Version], 1961 (“New Section 102”), and any regulations, rules, orders or procedures promulgated thereunder.

2.3
Pursuant to the New Section 102 which governs this Plan, it is intended that gains realized from the sale of shares received from the exercise of Options will be taxed as capital gains and not as ordinary income (“New Options”).

2.4	Each Option granted under this Plan shall be an option to purchase one Company’s share of common stock, without par value per share.

3.	ADMINISTRATION OF THE PLAN

3.1
Both the Company’s board of directors and the Subsidiary’s board of directors (each, “Board”) shall have the power to administer the Plan.  The Board shall have full power and authority (i) to designate participants, (ii) to designate Options or any portion thereof as Incentive Stock Options, or otherwise, (iii) to determine the terms and provisions of applicable Option agreements, including, but not limited to, the number of Options in the Company to be granted, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture, (iv) to accelerate the right of an optionee to exercise, in whole or in part, any previously granted Option, and (v) to determine any other matter which is necessary or desirable for, or incidental to, administration of the Plan.

3.2
The Board shall have the authority to grant in its discretion to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price lower than provided in the Option so surrendered and cancelled and containing such other terms and conditions as the Board may prescribe in accordance with the provisions of the Plan.

3.3
All decisions and selections made by the Board pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Board shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board relating to any Option to be granted to that member.  Subject to the Company’s Certificate of Incorporation, any decision reduced to writing and signed by all of the members who are lawfully authorized to make such decisions shall be fully effective as if it had been made at a meeting duly held.

3.4
Each member of the Board shall be indemnified and held harmless by the Company against any cost or expense (including legal fees) reasonably incurred by him, or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law.  Such indemnification shall be in addition to any rights of indemnification the member may have as directors or otherwise under the Company’s Certificate of Incorporation, any agreement, any vote of shareholders or disinterested directors, or otherwise.

4.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the Plan’ as recipients of Options shall include any employees of the Company, of the Subsidiary and/or of any other subsidiary of the Company as defined by section 102 (“Optionee(s)”).  A person who has been granted an Option hereunder may be granted additional Options, if the Board shall so determine.

5.	TRUSTEE

5.1
The Options which shall be granted to employees of the Subsidiary shall be issued to a trustee nominated by the Board (in accordance with the provisions of New Section 102) (“Trustee”) and held for the benefit of the Optionee(s) for a period of no less than two years (24 months) from the end of the tax year in which the Options were issued and deposited with the Trustee (“Holding Period”).

5.2
The Trustee may also hold in trust any shares issued upon exercise of Stock Options pursuant to the provisions of New Section 102, and shall hold such shares until the conclusion of the aforementioned Holding Period in the event that such shares are the result of the exercise of a Stock Option within the Holding Period.

5.3
The Trustee shall not release any Shares allocated or issued upon exercise of the New Options prior to the full payment of the Optionee’s tax liabilities arising from Section 102 Options, which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

5.4
With respect to any New Options, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance.  Notwithstanding the above, if any such sale or release occurs during the Holding Period, (the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.

5.5
With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee, or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and-when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

6.	SHARES RESERVED FOR THE PLAN

6.1
Subject to the adjustment as provided in Paragraph 8 hereof, a total of four hundred and thirty (430) Company’s shares of common stock, “with no par value per share (“Share(s)”) shall be subject to the Plan.  The Shares subject to the Plan are hereby reserved for sale for such purpose.  Any of such Shares which may remain unsold and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.  Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Share theretofore subject to such Option may again be subjected to an Option under the Plan.

6.2
The Shares purchased hereunder upon exercise of Options shall have voting rights, but such voting rights shall not be exercisable as long as the Shares are held by the Trustee (in any and all matters whatsoever).

7.	EXERCISE PRICE OF THE OPTIONS

7.1
The purchase price of each Share subject to an Option (“Exercise Price”) shall be determined by the Board, in its sole and absolute discretion in accordance with applicable law subject to guidelines as shall be suggested by the Board from time to time.

7.2	The Exercise Price shall be payable upon the exercise of the Option in cash, by check or by other form of consideration that is satisfactory to the Board.

7.3	The proceeds received by the Company from the exercise of Options subject to an Option granted under the Plan will be added to the general funds of the Company and used for its corporate purposes.

8.	ADJUSTMENTS

Upon the occurrence of any of the following described events, an Optionee’s rights for Options under the Plan shall be adjusted as hereinafter provided.

8.1
Subject to a Board resolution approving such substitution, if the Company is separated, reorganized, merged, consolidated or amalgamated with or into another corporation while unexercised/unvested Options remain outstanding under the Plan, there shall be substituted for the Shares subject to the unexercised/unvested portions of such outstanding Options an appropriate number of Shares of each class of Shares or other securities of the separated, reorganized, merged, consolidated or amalgamated corporation which were distributed to the shareholders of the Company in respect of such Shares, and appropriate adjustments shall be made in the Purchase Price per Share to reflect such action.

8.2
Subject to a Board resolution approving such exercise/vesting, if the Company is liquidated or dissolved while unexercised/unvested Options remain outstanding under the Plan, then all such outstanding Options may be exercised/vested in full by the Optionees as of the effective date of any such liquidation or dissolution of the Company without regard to the provisions of Section 9.2, by the Optionees giving notice in writing to the Company of their intention to so exercise.

8.3
If the outstanding Shares of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination or exchange of Shares, re-capitalization, extraordinary dividend payable in stock of a corporation other than the Company, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to this Plan or subject to any Options theretofore granted, and the Exercise Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Exercise Prices; provided, however, that no adjustment shall be made by reason of the distribution of subscription rights on outstanding stock.  Upon the happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in Section 6.1 hereof), in respect of which Options have not yet been exercised/vested, shall be appropriately adjusted.

9.	TERM AND EXERCISE OF OPTIONS

9.1
Options shall be exercised by the Optionee by giving written notice to the Company which exercise shall be effective upon receipt of such notice by the Company at its principal office.  The notice shall specify the number of Shares with respect to which Option is being exercised.

9.2
Each Option granted under this Plan shall be exercisable on the date and for the number of Shares as shall be provided in the option agreement evidencing die Option and setting forth the terms thereof.  However, as explained in Section 5 hereof, the New Section 102 directs that no Share(s) that resulted from the exercise of Options during the Holding Period may be realized until after the expiration of the Holding Period.  Without derogating from Section 12 hereof, no Option shall be exercisable after the expiration often (10) years from the date of grant.

9.3
Unless otherwise agreed between the Company and Optionee, Options granted under the Plan shall not be transferable by Optionees other than by will or the laws of descent and distribution, and during an Optionee’s lifetime shall be exercisable only by that Optionee.

9.4
Options granted to employees or directors shall cease to vest at, and may not be exercised after, the termination of employment for any reason whatsoever and/or service as a director for any reason whatsoever and/or providing the Company with consulting services for any reason whatsoever (notice of termination of any of the foregoing shall be considered as the date of the termination) unless:

(a)
Prior to the date of such termination, the Board shall authorize, in the relevant option agreement or otherwise, an extension of the term of all or part of the Option beyond the date of such termination for a period not to exceed the period during which the Option by its terms would otherwise have been exercisable;

(b)
Termination is without cause (as reasonably determined by the Board), due to non-renewal of the Optionee’s employment agreement by the Company or by the Subsidiary or not under circumstances which entitled the Company or the Subsidiary the right to terminate the employee’s employment without prior notice, or to reduce or deny severance payments in connection with such termination, in which event all unvested Options will vest immediately and any Options still in force and unexpired may be exercised within a period of one ninety (90) days from the date of such termination;

(c)	The employee resigns, in which event all unvested Options will cease to vest and Options vested may be exercised by the employee within ninety (90) days following the date of termination;

(d)	Termination is the result of death or disability, in which event any vested Options will terminate upon their normal term; or

(e)
If prior to the completion of the initial public offering of Shares of the Company all or substantially all of the Shares of the Company are to be sold, or upon a merger or reorganization or the like, the Shares of the Company, or any class thereof, are to be exchanged for securities of another company, then in such event, all unvested Options will vest and each Optionee shall be obligated to exercise his Options and obliged to sell or exchange, as the case may be, the Shares he purchased under the Plan in accordance with the instructions then issued by the Board.  In the event the employee has not exercised his Options within the period determined by the Board, the Options to which he is entitled shall expire and shall be of no further force or effect.

9.5
A termination for “Cause” is a termination due to (i) the employee being convicted of any felony; or (ii) the employee’s embezzlement of funds of the Company; or (iii) the employee’s material breach of the terms and conditions of this Plan, provided the employee has been granted the opportunity to cure such breach (if applicable) within fifteen (15) days of being notified by the Company of such material breach; or (iv) the employee being involved in an act which constitutes a breach of duty of loyalty between himself and the Company or constitutes a breach of discipline; or (v) the employee’s conduct causes material injury to the Company, monetarily or otherwise; or (vi) the employee’s refusal to comply with the Board’s instructions, provided that with respect to (iv), (v) and (vi), the employee has been granted the opportunity to cure such breach within fifteen (15) days of being notified by the Company or the Subsidiary of the Cause.  However, such right to cure may be rescinded by the Board in the event it reasonably determines, in its sole discretion, that the Cause is not curable or that it has caused an irreparable breach of trust between the Company or the Subsidiary and the employee.

9.6	“Disability” shall mean the employee’s inability to carry out his duties for a period exceeding sixty (60) consecutive days, or a total of ninety (90) days in any twelve (12) months period.

9.7
The holders of Options shall not be or have any of the rights or privileges of shareholders of the Company in respect of any Shares unless and until, following exercise date but subject always to the provisions of Section 5 above, certificates representing such Shares shall have been issued by the Company and delivered to such holders or its Trustee.

9.8	Any form of option agreement authorized by the Plan may contain such other provisions as the Board may, from time to time, deem advisable.

10.	CONDITIONS TO GRANT AND EXERCISE OF OPTIONS

As a pre-requisite and a condition to the grant of an Option, each Optionee shall covenant in an undertaking in form and substance satisfactory to the Board (i) not to compete with the business of the Company or any subsidiary thereof for’ as long as the Optionee is employed by the Company or the Subsidiary or serves as a director or provides the Company or the Subsidiary with services and for a period of no less than two (2) years thereafter, and (ii) not to disclose any confidential information (as reasonably determined by the Board) about the Company, any subsidiary or affiliate thereof or about the business in which the Company or any subsidiary or affiliate are engaged or involved, excluding information that has become part of the public knowledge, for an indefinite period.

11.	PURCHASE FOR INVESTMENT

Unless Shares covered by the Plan have been listed for trade on any stock exchange (of any jurisdiction), or the Company has determined that such registration is unnecessary, each person exercising an Option under the Plan may be required by the Company to give a representation in writing that he is acquiring such Shares for his own account, for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

12.	TERM OF THE PLAN

The Plan shall be effective as of August 1, 2003 and shall terminate on July 31, 2013.

13.	AMENDMENTS OR TERMINATION

The Board may, at any time and from time to time, amend, alter, or discontinue the Plan, except that, no amendment or alteration shall be made which would impair the rights of the holder of any Options theretofore granted without his consent.

14.	GOVERNMENT REGULATIONS

The 2003 Plan, and the granting and exercise and/or transfer and/or otherwise dealing with Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the United States or of the State of Israel or any other nation or locality having jurisdiction over the Company, the Subsidiary and the Optionee, and to such approvals by any governmental agencies or national securities exchanges as may be required.  The Plan is subject to any further revisions of the New Section 102 that have not yet been published.

15.	CONTINUANCE OF EMPLOYMENT

Neither the Plan nor the option agreement with the Optionee shall impose any obligation on the Company, the Subsidiary or any subsidiary thereof, to continue any Optionee in its employ, or to continue such Optionee’s service as a director, or to continue such Optionee’s providing the Company with consulting services, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ of the Company or a subsidiary thereof or to continue to serve as director or to continue providing the Company, the Subsidiary or any subsidiary thereof with consulting services, or restrict the right of the Company, the Subsidiary or any subsidiary thereof to terminate such employment, directorship or provision of consulting services, at any time.

16.	GOVERNING LAW

This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws.

17.	TAX CONSEQUENCES

Any tax consequences arising from the grant or exercise of any Options, from the payment for Shares covered thereby or from any other event or act (of the Company or the Optionee) hereunder (including without limitation any tax consequences if for any reason, or by any authority, legal or other, according to any law or regulation, local or foreign, the Options or Shares of any type or kind granted under this Plan or any portion thereof, would not constitute or not qualify for any type or kind of tax consequences), shall be borne solely by the Optionee.  Furthermore, the Optionee shall agree to indemnify the Company and me Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, provided however, that any liabilities relating to the failure to withhold, or to have withheld, any such tax from any payment made to the Optionee shall be borne by the Company.

18.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of shares or options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

19.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time.